NEUBERGER BERMAN INCOME FUNDS
                                   TRUST CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A


        The Trust Class of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:


Lehman Brothers Short Duration Bond Fund



Date: February 28, 2007